Exhibit 8.1

Texas	Bracewell & Giuliani LLP
New York	711 Louisiana Street
Washington, DC	Suite 2300
Connecticut	Houston, Texas
Seattle	77002-2770
Dubai
London	713.223.2300 Office
713.221.1212 Fax

bgllp.com
January 25, 2011
Kinder Morgan Energy Partners, L.P.
500 Dallas Street, Suite 1000
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as counsel to Kinder Morgan Energy Partners, L.P. (the “Partnership”), a Delaware limited partnership, in connection with the proposed offering by the Partnership from time to time of up to an aggregate amount of $800,000,000 of the Partnership’s common units representing limited partner interests (the “Common Units”) and debt securities, whether senior or subordinated (collectively, the “Debt Securities”). The Partnership is filing with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Common Units and the Debt Securities. The Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-153598 relating to previously registered and as yet unsold securities. We have been asked by the Partnership to render this opinion.
We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We also have assumed the due execution and delivery of the Indentures by a duly authorized officer of the Trustee.
Based on the foregoing, all statements of legal conclusions in the Registration Statement under the caption “Material Income Tax Consequences,” unless otherwise noted, constitute our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.

Kinder Morgan Energy Partners, L.P.
January 25, 2011

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Bracewell & Giuliani LLP